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                                                                  EXHIBIT(a)(6)


KALMIA INVESTORS, LLC EXTENDS OFFER TO PURCHASE UNITS OF LIMITED
         PARTNERSHIP INTERESTS OF WESTIN HOTELS LIMITED PARTNERSHIP


         San Diego, California (March 2, 1999). Kalmia Investors, LLC ("Purchaser") has announced that its offer to purchase for cash up to 4,900 Units of Limited Partnership Interests ("Units") of Westin Hotels Limited Partnership (the "Partnership") at $1,000 per Unit upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase and in the related Agreement of Sale has been extended and is now scheduled to expire at 12 o'clock midnight, Eastern time on March 26, 1999. As of the close of business on February 26, 1999, 772 Units (.57%) have been tendered to Kalmia Investors, LLC and not withdrawn. All of the other terms and conditions of the Offer remain in full force and effect. For further information, including copies of the Offer to Purchase and related Agreement of Sale, please contact Kalmia Investors, LLC at
(800) 891-4105; 1650 Hotel Circle North, Suite 200, San Diego, California 92108.


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